CONSENT OF INDEPENDENT AUDITORS



     As independent public accountants, we hereby consent to the use of our reports dated July 17, 2002 for Auxier Focus Fund, IMS Capital Value Fund and Jumper Strategic Advantage Fund (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 74 to AmeriPrime Funds' Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and the heading "Accountants" in the Statements of Additional Information of the Funds.


   /s/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio

November 4, 2002